UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2021

SUGARMADE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23446	94-3008888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 982-1628

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

Merger Agreement

On May 12, 2021, Sugarmade, Inc. (the “Company”) entered into a Agreement and Plan of Merger (the “Merger Agreement”) by and between Carnaby Spot Bay Corp, a California corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Lemon Glow Company, a California corporation (the “Lemon Glow”) and Ryan Santiago (the “Shareholder Representative”).

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub would merge with and into Lemon Glow (the “Merger”) at which time the separate corporate existence of Merger Sub would cease, with Lemon Glow being the surviving corporation in the Merger.

As consideration for the Merger, Company agreed to provide to the shareholders of Lemon Glow (the “Lemon Glow Shareholders”), at the closing of the Merger (the “Closing”):

(i)	cash consideration of $4,256,000, consisting of:

a.	$280,000 in cash; and
b.	$3,976,000 via the issuance of promissory notes to Lemon Glow Shareholders, which each bear interest at the rate of 5% per year 36 monthly payments commencing on June 15, 2021 (each, a “Note” and collectively the “Notes”); and

(ii)	660,571,429 shares of common stock of the Company, par value $0.001 (the “Company Common Stock”); and
(iii)	2,000,000 shares of Series B Preferred Stock of the Company (the “Series B Stock”).

The individual items of consideration above are referred to collectively as the “Merger Consideration”.

The Closing of the Merger was subject to certain customary closing conditions, including, but not limited to, (i) the adoption and approval of the Merger Agreement by the board of directors and the holders of the outstanding shares of common stock, par value $0.001, of Lemon Glow (“Lemon Glow Common Stock”); (ii) the adoption and approval of the Merger Agreement by the board of directors of the Company, as well as the shareholder of the Merger Sub (which is the Company); and (iii) that no judgment or law is in effect that enjoins, makes illegal or otherwise prohibits the consummation of the Merger by either party, or, specifically for Lemon Glow, any such judgment, law, or contract that would restrict the business activities of Lemon Glow. Moreover, each party’s obligations to consummate the Merger are subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions); (b) the other party’s compliance in all material respects with its obligations under the Merger Agreement; and (c) the absence of any pending claim, proceeding or other action by a governmental authority that seeks to prevent, prohibit or make illegal the consummation of the Merger and the absence of any effect, change, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) that is continuing.

The Merger Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature. Until the earlier of the termination of the Merger Agreement or the Closing of the Merger, Lemon Glow agreed to operate its business in the ordinary course of business in all material respects and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger, as set forth more fully in the Merger Agreement. In addition, the Lemon Glow agreed not to initiate, solicit or knowingly encourage takeover proposals from third parties.

The Closing of the Merger occurred in accordance with the terms of the Merger Agreement on May 14, 2021. The disclosure set forth below under Item 2.01 (Completion of Acquisition of Disposition of Assets) regarding the Closing of the Merger is incorporated by reference into this Item 1.01.

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Merger

As described under Item 1.01 of this Current Report on Form 8-K, the Closing of the Merger occurred in accordance with the terms of the Merger Agreement on May 14, 2021. The Merger was consummated on May 14, 2021 by the filing of a Certificate of Merger with the Secretary of State of the State of California and by making other filings or recordings required under the California Corporation Code in connection with the Merger. A copy of the Certificate of Merger is filed as Exhibit 2.2 to this Form 8-K and is incorporated by reference. The Merger was effective on May 14, 2021. We refer to the effective time of the Merger as the “Effective Time”.

At the Closing, each outstanding share of common stock of Lemon Glow, par value $0.001 (the “Lemon Glow Common Stock”), of which there were 11,000 shares at the Effective Time of the Merger, were converted into the right to receive the Merger Consideration. The Company paid the Merger Consideration to the Lemon Glow Shareholders, paying the cash consideration, issuing the Notes, and issuing the shares of Company Common Stock and Series B Stock. The Company Common Stock and Series B Stock issued by Company were “restricted securities” as defined in Rule 144 pursuant to the Securities Act of 1933.

Effect of the Merger

At the Effective Time, all the property, rights, privileges, powers and franchises of Lemon Glow and Merger Sub vested in Lemon Glow as the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Lemon Glow and Merger Sub became those of Lemon Glow as the surviving corporation. In addition, at the Effective Time, the Articles of Incorporation and Bylaws of Lemon Glow remained in place as the Articles of Incorporation and Bylaws of Lemon Glow as the surviving corporation.

At the Effective Time, each outstanding share of common stock of Merger Sub, par value $0.001 per share (100 shares) was converted into one validly issued, fully paid and non-assessable share of common stock of Lemon Glow, par value $0.001 (the “Lemon Glow Common Stock”) which became the only outstanding capital stock of the Lemon Glow at the Effective Time. In addition, each share of Lemon Glow Common Stock of the Company held in the treasury of Lemon Glow immediately prior to the Effective Time was canceled and retired. As a result, the Company became the sole owner of 100% of the issued and outstanding Common Stock of Lemon Glow.

In addition, at the Effective Time, the Articles of Incorporation and Bylaws of Lemon Glow remained in place as the Articles of Incorporation and Bylaws of Lemon Glow (as the Surviving Corporation). Also, at the Effective Time, the executive officers and directors of Lemon Glow remained in place as the executive officers and directors of Lemon Glow.

The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Merger Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties to the Merger Agreement agreed to report the Merger as a tax-free reorganization under the provisions of Section 368(a), and covenanted that none of them will take or cause to be taken any action which would prevent the transactions contemplated by the Merger Agreement from qualifying as a reorganization under Section 368(a).

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K regarding the terms of the Merger Agreement is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

At the Closing of the Merger, the Company issued to the Lemon Glow Shareholders the Merger Consideration. A portion of the Merger Consideration was paid via the issuance of promissory notes.

On May 14, 2021, the Company issued four (4) promissory notes to the following Lemon Glow Shareholders in the following principal amounts (collectively, the “Notes”):

1.	Ryan Santiago ($1,000,000)
2.	SMBS Capital Inc.. ($600,000)
3.	Sam Luu ($2,026,000)
4.	Manuel Rivera ($360,000)

Each of the Notes has a maturity date of May 14, 2024 and bears interest at 5% per year. Payments of principal and interest on the Notes must be paid in thirty-six (36) equal monthly installments, commencing on June 14, 2021, and on each monthly anniversary thereafter, and being payable on the first business day following each such anniversary date.

Pursuant to the Notes, the Company each of the noteholders acknowledge and agree that, pursuant to the provisions of the Merger Agreement, the Company may become obligated to pay to any certain parties certain indemnification amounts pursuant to the indemnity provisions set forth in the Merger Agreement, and that, in such event, the principal and interest due under a Note shall be automatically reduced by the dollar amount of such payment obligations, assuming such payment obligations would have otherwise been the obligations of the applicable noteholder.

Additionally the Company may prepay all or any portion of the principal amount and any accrued and unpaid interest at any time without penalty.

The Notes contain customary events of default, including, but not limited to:

●	Payment Default. The Company fails to make any payment when due under this Note.
●	Breach of Representations of Warrants. Any warranty or representation of the Company made in Merger Agreement is false in any material respect at the time made.
●	Insolvency. (i) The occurrence of the dissolution of Company, or the termination of Company’s existence as a going business, or (ii) if the Company (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) makes a general assignment for the benefit of the Company’s creditors; or (3) commences a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute.
●	Creditor or Forfeiture Proceedings. A proceeding or case is commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to the Company or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of the Company’s assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

If an event of default has occurred and a Noteholder has notified the Company of such an event of default, the Company shall have thirty (30) days to cure the event of default. After such period has ended, if the event of default is still is continuing, a noteholder may declare all or any portion of the then-outstanding principal amount of his or her Note, together with all accrued and unpaid interest thereon, due and payable, and the Note shall thereupon become immediately due and payable in cash and the noteholder will also have the right to pursue any other remedies that the noteholder may have under applicable law.

Item 7.01. Regulation FD Disclosure.

On May 14, 2021, the Company issued a press release announcing the Closing of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth under this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated May 12, 2021 by and among Sugarmade, Inc., Carnaby Spot Bay Corp, Lemon Glow Company, and Ryan Santiago.

2.2	Certificate of Merger filed with the State of California on May 14, 2021

10.1	Promissory Note dated May 14, 2021 issued between the Company (as borrower) and Ryan Santiago (as holder).

10.2	Promissory Note dated May 14, 2021 issued between the Company (as borrower) and SMBS Capital Inc. (as holder).

10.3	Promissory Note dated May 14, 2021 issued between the Company (as borrower) and Sam Luu (as holder).

10.4	Promissory Note dated May 14, 2021 issued between the Company (as borrower) and Manuel Rivera (as holder).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: May 17, 2021	By:	/s/ Jimmy Chan
	Name:	Jimmy Chan
	Title:	Chief Executive Officer and Chief Financial Officer